EXHIBIT G

                                 EnerShop, Inc.
                 Schedule of Hours Spent in Support of EnerShop
                              At September 30, 1997

                                                                        Hours
Associated Company                                                    RENDERED
Central and South West                                                   730
Services, Inc.
(Wholly owned subsidiary of CSW)